Calculation of Registration Fee

Title of Each		Proposed
Class of		Maximum	Proposed Maximum	Amount of
Securities to be	Amount to be	Offering Price	Aggregate Offering	Registration Fee
Registered	Registered	Per Unit	Price	(1)(2)
5.375% Senior Notes due 2019	$250,000,000	99.321%	$248,302,500	$9,759
6.625% Senior Notes due 2039	$250,000,000	98.061%	$245,152,500	$9,635
Total	$500,000,000		$493,455,000	$19,394

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $78,400 of the filing fees previously paid with respect to registrant’s registration statement 333-124166, filed on April 19, 2005, and $9,825 of the filing fees previously paid with respect to registrant’s registration statement 333-149086, filed on February 6, 2008, relate to securities which remain unsold as of this date and have been carried forward, of which $19,394 of these previously paid fees is offset against the registration fee due for this offering and of which $68,831 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-157413

Prospectus Supplement to Prospectus dated February 19, 2009.

$500,000,000

SYSCO CORPORATION
$250,000,000 5.375% Senior Notes due 2019

$250,000,000 6.625% Senior Notes due 2039

Sysco Corporation will pay interest on each series of notes on March 17 and September 17 of each year. The first such payment will be made on September 17, 2009. The notes of each series will be issued only in denominations of $2,000 and integral multiples of $1,000.

Sysco has the option to redeem some or all of the notes of either series at any time at a redemption price equal to the principal amount of the notes of such series plus a make whole premium. The redemption prices for notes of each series are discussed under the caption “Description of the Notes — Optional Redemption”.

Upon a change of control repurchase event, Sysco will be required to make an offer to repurchase all the outstanding notes at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes — Change of Control Repurchase Event”.

See “Risk Factors” beginning on page S-3 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public		Underwriting		Proceeds, Before
	Offering Price		Discount		Expenses, to Sysco
	Per Note	Total	Per Note	Total	Per Note	Total

5.375% Senior Notes due 2019	99.321%	$248,302,500	0.45%	$1,125,000	98.871%	$247,177,500
6.625% Senior Notes due 2039	98.061%	$245,152,500	0.75%	$1,875,000	97.311%	$243,277,500
Total		$493,455,000		$3,000,000		$490,455,000

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes of each series will accrue from March 17, 2009 and must be paid by the purchasers if the notes are delivered after March 17, 2009. The notes will not be listed on any securities exchange or included in any automated quotation system.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on March 17, 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	Banc of America Securities LLC

Senior Co-Managers

Barclays Capital	Mitsubishi UFJ Securities

TD Securities	Wachovia Securities

Co-Managers

BB&T Capital Markets	BNY Capital Markets, Inc.	Comerica Securities

PNC Capital Markets LLC	The Williams Capital Group, L.P.

Prospectus Supplement dated March 12, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. We are not making an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

THE COMPANY

Sysco Corporation, together with its subsidiaries and divisions, is the largest foodservice marketing and distribution organization in North America, with operations located throughout the United States and Canada. We provide food and related products and services to over 400,000 customers, including:

•	restaurants;

•	healthcare and educational facilities;

•	lodging establishments; and

•	other foodservice customers.

Since Sysco’s formation in 1969, annual sales have grown from approximately $115 million to over $37 billion in fiscal 2008, both through internal expansion of existing operations and acquisitions. Our operations include:

•	broadline companies;

•	specialty produce companies;

•	custom-cut meat operations;

•	a lodging industry products company;

•	SYGMA, our chain restaurant distribution subsidiary; and

•	a company that distributes to international customers.

The products we distribute include:

•	a full line of frozen foods, such as meats, fully prepared entrees, fruits, vegetables and desserts;

•	a full line of canned and dry foods;

•	fresh meats;

•	dairy products;

•	beverage products;

•	imported specialties; and

•	fresh produce.

We also supply a wide variety of non-food items, including:

•	paper products, such as disposable napkins, plates and cups;

•	tableware, such as china and silverware;

•	cookware, such as pots, pans and utensils;

•	restaurant and kitchen equipment and supplies; and

•	cleaning supplies.

Our operating companies distribute both nationally branded merchandise and products packaged as “Sysco” private brands.

Sysco is a Delaware corporation with its principal executive offices located at 1390 Enclave Parkway, Houston, Texas 77077-2099. Sysco’s telephone number is (281) 584-1390. In this prospectus supplement, we refer to Sysco and its subsidiaries and divisions as “we” or “us”, unless we specifically state otherwise or the context indicates otherwise. Sysco’s common stock is listed on the New York Stock Exchange under the trading symbol “SYY”.

RISK FACTORS

You should consider carefully the following information about risks, together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in the notes. Any of these risk factors could materially and adversely affect our business, financial condition, results of operations and future prospects, as well as the market value of the notes.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

After giving effect to this offering, we will continue to have a significant amount of indebtedness. As of December 27, 2008, we had, on a consolidated basis, outstanding total debt of approximately $2.0 billion, and stockholders’ equity of approximately $3.3 billion. Our ratio of earnings to fixed charges was 13.6x for the fiscal year ended June 28, 2008 and 14.4x for the 26 weeks ended December 27, 2008.

Our substantial amount of debt could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	limit our ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

The notes are effectively subordinated to any existing and future indebtedness of our subsidiaries.

We derive a substantial portion of our operating income from, and hold a significant amount of assets through, our subsidiaries. As a result, we will depend on distributions of cash flow and earnings of our subsidiaries in order to meet our payment obligations under the notes and our other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to us and they could agree to contractual restrictions on their ability to make distributions.

As a result, the notes are effectively subordinated to all existing and future indebtedness and other liabilities (excluding intercompany liabilities) of our subsidiaries. At December 27, 2008, our subsidiaries had aggregate indebtedness and other liabilities (excluding intercompany liabilities) of approximately $3.1 billion. The indenture does not limit our or our subsidiaries’ ability to incur additional indebtedness. Any significant additional indebtedness incurred may adversely impact our ability to service our debt, including our obligations under the notes.

We may be unable to purchase the notes upon a change of control.

Upon a change of control repurchase event, as defined in the indenture, we will be required to make an offer to repurchase all the outstanding notes at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. If a change of control were to occur, debt agreements to which we are a party at such time may contain restrictions and provisions limiting our ability to purchase the notes.

Any failure to make an offer to purchase, or to repay holders tendering notes, upon a change of control will result in an event of default under the notes. We may not have the financial resources to repurchase the notes, particularly if a change of control event triggers a similar repurchase requirement for other indebtedness or results on the acceleration of other indebtedness. See “Description of the Notes — Change of Control Repurchase Event”.

Active trading markets for the notes may not develop.

Each series of notes is a new issue of securities with no established trading market and will not be listed on any securities exchange. If active trading markets do not develop or are not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. Future trading prices for the notes may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

USE OF PROCEEDS

We estimate that we will receive approximately $489,405,000 from the sale of the notes in this offering, after deducting estimated underwriting discounts and offering expenses. We currently intend to use those net proceeds for general corporate purposes, which may include acquisitions, refinancing of debt, working capital, share repurchases and capital expenditures.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 27, 2008 on an actual basis and as adjusted to give effect to the issuance of the notes.

	As of December 27, 2008
	Actual	As adjusted
	(In thousands except
	for share data)

Long-term debt:
Senior notes, interest at 6.10%, maturing on June 1, 2012	$200,326	$200,326
Senior notes, interest at 4.20%, maturing on February 12, 2013	249,660	249,660
Senior notes, interest at 4.60%, maturing on March 15, 2014	205,779	205,779
Senior notes, interest at 5.25%, maturing on February 12, 2018	496,855	496,855
Debentures, interest at 7.16%, maturing on April 15, 2027	50,000	50,000
Debentures, interest at 6.50%, maturing on August 1, 2028	224,534	224,534
Senior notes, interest at 5.375%, maturing on September 21, 2035	499,603	499,603
Senior notes, interest at 5.375%, maturing on March 17, 2019	—	246,652
Senior notes, interest at 6.625%, maturing on March 17, 2039	—	242,753
Industrial Revenue Bonds and other debt, interest averaging 6.2%, maturing at various dates to fiscal 2026	52,602	52,602

Total long-term debt	1,979,359	2,468,764
Less current maturities of long-term debt	6,747	6,747

Long-term debt net of current maturities	$1,972,612	$2,462,017
Shareholders’ equity:
Preferred stock, par value $1 per share; 1,500,000 shares authorized; none issued	—	—
Common stock, par value $1 per share; 2,000,000,000 shares authorized; 765,174,900 shares issued	765,175	765,175
Paid-in capital	750,843	750,843
Retained earnings	6,281,575	6,281,575
Accumulated other comprehensive income	(197,287)	(197,287)
Less cost of treasury stock (173,746,062 shares)	(4,306,294)	(4,306,294)

Total shareholders’ equity	$3,294,012	$3,294,012

Total Capitalization(1)	$5,273,371	$5,762,776

(1)	Total capitalization consists of long-term debt including current maturities and shareholders’ equity.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data of Sysco and its subsidiaries. This selected consolidated financial data for each of our fiscal years has been derived from our audited consolidated financial statements. The financial data presented below may not necessarily be indicative of our financial position or results of operations in the future. You should read this data together with the consolidated financial statements and notes thereto incorporated by reference in the accompanying prospectus.

	26 Weeks
	Ended
	December 27,	Fiscal Year
	2008	2008	2007	2006(1)	2005	2004(2)
	(In thousands except for per share data)

Income Statement Data:
Sales	$19,027,232	$37,522,111	$35,042,075	$32,628,438	$30,281,914	$29,335,403
Cost of sales	15,390,563	30,327,254	28,284,603	26,337,107	24,498,200	23,661,514

Gross margins	3,636,669	7,194,857	6,757,472	6,291,331	5,783,714	5,673,889
Operating expenses	2,710,053	5,314,908	5,048,990	4,796,301	4,194,184	4,141,230

Operating income	926,616	1,879,949	1,708,482	1,495,030	1,589,530	1,532,659
Interest expense	54,810	111,541	105,002	109,100	75,000	69,880
Other income, net	(8,036)	(22,930)	(17,735)	(9,016)	(10,906)	(12,365)

Earnings before income taxes	879,842	1,791,338	1,621,215	1,394,946	1,525,436	1,475,144
Income taxes	365,374	685,187	620,139	548,906	563,979	567,930

Earnings before cumulative effect of accounting change	$514,468	$1,106,151	$1,001,076	$846,040	961,457	907,214
Cumulative effect of accounting change	—	—	—	9,285	—	—

Net earnings	$514,468	$1,106,151	$1,001,076	$855,325	$961,457	$907,214

Earnings before cumulative effect of accounting change:
Basic earnings per share	$0.86	$1.83	$1.62	$1.36	$1.51	$1.41
Diluted earnings per share	0.86	1.81	1.60	1.35	1.47	1.37
Net earnings:
Basic earnings per share	$0.86	$1.83	$1.62	$1.38	$1.51	$1.41
Diluted earnings per share	0.86	1.81	1.60	1.36	1.47	1.37
Dividends declared per share	0.46	0.85	0.74	0.66	0.58	0.50
Balance Sheet Data (at End of Period):
Total assets	$9,811,422	$10,082,293	$9,518,931	$8,992,025	$8,267,902	$7,847,632
Current maturities of long-term debt	6,747	4,896	3,568	106,265	410,933	162,833
Long-term debt net of current maturities	1,972,612	1,975,435	1,758,227	1,627,127	956,177	1,231,493

Total long-term debt	1,979,359	1,980,331	1,761,795	1,733,392	1,367,110	1,394,326
Shareholders’ equity	3,294,012	3,408,986	3,278,400	3,052,284	2,758,839	2,564,506

Total capitalization	5,273,371	5,389,317	5,040,195	4,785,676	$4,125,949	$3,958,832

Ratio of long-term debt to capitalization	37.5%	36.8%	35.0%	36.2%	33.1%	35.2%

(1)	We adopted the provisions of SFAS 123(R), “Share-Based Payment” effective at the beginning of fiscal year 2006. As a result, the results of operations include incremental share-based compensation cost over what would have been recorded had we continued to account for share-based compensation under APB No. 25, “Accounting for Stock Issued to Employees”.

(2)	The fiscal year ended July 3, 2004 was a 53-week year.

DESCRIPTION OF NOTES

The following description of certain material terms of the notes does not purport to be complete. This description adds information to the description of the general terms and provisions of the senior debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The following description is subject to, and is qualified in its entirety by reference to, the indenture (the “base indenture”) between Sysco and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”) and two related supplemental indentures (each applicable to one of the series of the notes), creating and defining the terms of the notes and the forms of the notes attached thereto, to be dated the date of delivery of the notes (we refer to each supplemental indenture, together with the base indenture, as the “indenture”).

Certain capitalized terms used in the following description are defined in the indenture. As used in the following description, the terms “Sysco”, “we”, “us” and “our” refer to Sysco Corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of the indenture from us at our address set forth above under “The Company”.

We make no representation as to the tax consequences of purchasing, holding, or selling the notes, or a beneficial interest in the notes, under Federal, state, or non-United States tax laws. Prospective holders of notes or beneficial interests in the notes are encouraged to consult with their own tax advisors with respect to such tax consequences.

General

The 5.375% senior notes due 2019, initially limited to $250 million aggregate principal amount (the “2019 notes”), and the 6.625% senior notes due 2039, initially limited to $250 million aggregate principal amount (the “2039 notes”), will each constitute a separate series of senior debt securities issued under the indenture. The trustee will act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

The notes of each series will be issued only in fully registered form without coupons, in denominations of $2,000 and whole multiples of $1,000. The notes are unsecured obligations of Sysco and will rank equally with all our other unsecured senior indebtedness, whether currently existing or incurred in the future. As of December 27, 2008, we had $1,925 million in aggregate principal amount of unsecured senior indebtedness outstanding. See “Capitalization”.

The 2019 notes will bear interest at a fixed rate per year of 5.375%, starting on March 17, 2009 and ending on their maturity date, which is March 17, 2019. The 2039 notes will bear interest at a fixed rate per year of 6.625%, starting on March 17, 2009 and ending on their maturity date, which is March 17, 2039. Interest on each series of the notes will be payable semiannually on March 17 and September 17 of each year, starting on September 17, 2009. All payments of interest on the notes will be made to the persons in whose names the notes are registered on the March 1 or September 1 next preceding the applicable interest payment date.

Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

The notes of each series will initially be evidenced by one global note deposited with a custodian for, and registered in the name of, a nominee of DTC. Except as described herein, beneficial interests in a global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “— Book-Entry Delivery and Form — Depositary Procedures”. Payments of principal of and interest on notes issued in definitive form, if any, will be made as described below under “— Book-Entry Delivery and Form — Payment and Paying Agents”.

If either a date for payment of principal or interest on the notes or the maturity date of the notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. In that case, as to each series of the notes, no interest will accrue on or be payable for the period from and after the original payment date to such next succeeding Business Day. For these purposes, “Business Day” means any day which is a day that is not a Saturday or Sunday or a legal holiday in which banking institutions are authorized or required by law to close in New York, New York or in the city where the trustee’s principal corporate trust office is located, which is initially New York, New York.

We may, without notice to or consent of the holders or beneficial owners of the notes of either series, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the notes of either series. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes of either series offered hereby.

An event of default for a particular series of notes under the indenture will not necessarily constitute an event of default for other series of notes or for any other series of debt securities under the base indenture.

Optional Redemption

We may redeem some or all of the notes of either series at any time. If we choose to redeem any notes prior to maturity, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal being redeemed to the redemption date:

•	100% of the principal amount of the notes of that series being redeemed; or

•	the sum of the present values of the remaining scheduled payments of the principal of and interest on the notes of that series being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate referred to below plus 40 basis points for the 2019 notes and 50 basis points for the 2039 notes.

If we choose to redeem any notes, we will mail a notice of redemption not less than 30 days and not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If we are redeeming less than all the notes of a series, the trustee will select the particular notes or portions of notes of that series to be redeemed by lot or pro rata or by another method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of notes of a series called for redemption.

For purposes of calculating the redemption price in connection with the redemption of the notes of a series on any redemption date, the following terms have the meanings set forth below:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed which would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means Goldman, Sachs & Co. or its successor.

“Reference Treasury Dealer” means (1) each of Goldman, Sachs & Co. and Banc of America Securities LLC or their respective affiliates which are primary U.S. Government securities dealers in New York City (“Primary Treasury Dealers”), and their respective successors and (2) two other firms that are Primary Treasury Dealers which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to a particular Reference Treasury Dealer and a particular redemption date, the average, as calculated by the trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

All determinations made by the trustee with respect to determining the redemption price will be final and binding on all parties, absent manifest error.

Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above or have defeased the notes as described in the accompanying prospectus under the caption “Description of Debt Securities — Defeasance”, we will be required to make an irrevocable offer to each holder of notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at our option, prior to a Change of Control (as defined below), but in either case, after the public announcement of the Change of Control, we will mail, or shall cause to be mailed, a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event, offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), disclosing that any note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering notes. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly distribute to each holder of notes properly tendered the purchase price for the notes deposited by us. We will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered provided that each new note will be in a principal amount of an integral multiple of $1,000. We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. The definition of Change of Control includes the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets, taken as whole with our subsidiaries. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following terms have the meanings set forth below:

“Below Investment Grade Ratings Event” means, with respect to a series of the notes, that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies (as defined below) has publicly announced that it is considering a possible ratings change), the notes of such series cease to be rated Investment Grade (as defined below) by at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the notes of such series at the commencement of any Trigger Period, the notes of such series will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) Sysco consolidates with, or merges with or into, any Person (as defined in the base indenture), or any Person consolidates with, or merges with or into, Sysco, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Sysco or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of Sysco outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our consolidated assets, including the assets of our subsidiaries, taken as a whole, to one or more Persons (other than us or one of our subsidiaries); (4) the first day on which a majority of the members of our Board of Directors is composed of members who are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of Sysco. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means, with respect to a series of the notes, the occurrence of both a Change of Control and a Below Investment Grade Ratings Event for the notes of such series. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or higher by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, Sysco may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book-Entry Delivery and Form

General

The notes of each series will be issued in registered, global form in denominations of $2,000 and integral multiples of $1,000. Initially, each series of notes will be represented by one permanent global certificate (the “global note”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “— Depositary Procedures”.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note representing a series of the notes may not be exchanged for notes of that series in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes”.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants”, and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants”. Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of each global note, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global note; and

•	ownership of such interests in each global note will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global note).

Investors in a global note who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in a global note who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in a global note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including a global note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global note; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the applicable global note as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global note and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC has agreed to the procedures described above to facilitate transfers of interests in the global note among participants, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry systems has been obtained from sources we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

Each global note is exchangeable for certificated notes of the same series in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global note or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	we notify the trustee that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on each global note will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan, The City of New York. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes of each series will be given to DTC, as the registered holder of the global note for that series. In the event that the global note is exchanged for notes in definitive form, notices to holders of the notes will be made by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is The Bank of New York Mellon Trust Company, N.A., 601 Travis, 18th Floor, Houston, Texas 77002, Attn: Corporate Trust Administration Department. The trustee is one of a number of banks with which we maintain ordinary banking relationships.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

	Principal Amount of	Principal Amount of
Underwriters	2019 Notes	2039 Notes

Goldman, Sachs & Co.	$151,661,000	$151,661,000
Banc of America Securities LLC	48,334,000	48,334,000
Barclays Capital Inc.	6,667,000	6,667,000
Mitsubishi UFJ Securities (USA), Inc.	6,667,000	6,667,000
TD Securities (USA) LLC	6,667,000	6,667,000
Wachovia Capital Markets, LLC	13,334,000	13,334,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	3,334,000	3,334,000
BNY Capital Markets, Inc.	3,334,000	3,334,000
Comerica Securities, Inc.	3,334,000	3,334,000
PNC Capital Markets LLC	3,334,000	3,334,000
The Williams Capital Group, L.P.	3,334,000	3,334,000

Total	$250,000,000	$250,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any 2019 notes or 2039 notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.20% and 0.45%, respectively, of the principal amount of such notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.15% of the principal amount of the 2019 notes and up to 0.25% of the principal amount of the 2039 notes. If all the notes of a series are not sold at their initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and as a total):

	Paid by Sysco
	Per Note	Total

2019 Notes	0.45%	$1,125,000
2039 Notes	0.75%	$1,875,000

Each series of notes is a new issue of securities with no established trading market. Sysco has been advised by the underwriters that the underwriters intend to make a market in the notes of each series but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes of any series offered hereby.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the price of the notes of any series may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,050,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us or one or more of our affiliates in the ordinary course of business, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Arnall Golden Gregory LLP, Atlanta, Georgia, Sysco’s outside counsel, will issue an opinion about certain legal matters in connection with the offering of the notes for Sysco. Jonathan Golden, the sole stockholder of Jonathan Golden P.C. (a partner of Arnall Golden Gregory LLP), is a director of Sysco. As of March 9, 2009, attorneys with the firm Arnall Golden Gregory LLP involved in the preparation of this prospectus and the offering of the notes contemplated hereby, beneficially owned an aggregate of approximately 72,506 shares of Sysco common stock. Baker Botts L.L.P., Houston, Texas, has advised the underwriters with regard to various matters relating to the notes.

EXPERTS

The consolidated financial statements of Sysco and subsidiaries appearing in Sysco’s Form 10-K for the year ended June 28, 2008, and the effectiveness of Sysco’s internal control over financial reporting as of June 28, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Sysco for the thirteen week periods ended September 27, 2008 and September 29, 2007, and the thirteen and twenty-six week periods ended December 27, 2008 and December 29, 2007, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated November 3, 2008 and February 2, 2009, included in Sysco’s Quarterly Reports on Form 10-Q for the thirteen week period ended September 27, 2008 and the thirteen and twenty-six week periods ended December 27, 2008, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

SYSCO CORPORATION

DEBT SECURITIES

Sysco may offer and issue from time to time one or more series of debt securities. We will offer debt securities to the public using this prospectus on terms determined by market conditions. We may issue debt securities in registered form without coupons or in bearer form with or without coupons attached. We may issue debt securities denominated in and/or payable in U.S. dollars or in foreign currency or currency units.

You should read this prospectus and the related prospectus supplement carefully before you invest in our debt securities. No person may use this prospectus to offer or sell our debt securities unless a prospectus supplement accompanies this prospectus.

The applicable prospectus supplement will set forth the ranking of the debt offered under it as senior or subordinated and the specific terms of the debt securities, including:

•	specific designation and aggregate principal amount;

•	purchase price and maturity;

•	interest rate or manner of calculation thereof and time of payment of interest, if any;

•	redemption provisions, if any;

•	listing, if any, on a securities exchange; and

•	any other specific terms of such debt securities.

The prospectus supplement will also set forth the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of such debt securities. We will also name the managing underwriters with respect to each series sold to or through underwriters in the applicable prospectus supplement.

Investing in our debt securities involves risks. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may offer debt securities through dealers, underwriters or agents designated from time to time, as set forth in the applicable prospectus supplement. Our net proceeds from any offering will be the purchase price minus the following: the discount if we offer through an underwriter; the commission if we use an agent; and other expenses attributable to issuance and distribution. We may also sell debt securities directly to investors on our own behalf. In the case of sales made directly by us, no commission will be payable. See “Plan of Distribution” for possible indemnification arrangements with dealers, underwriters and agents.

The date of this Prospectus is February 19, 2009

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Sysco or any underwriter, dealer or agent. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy debt securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer any combination of the debt securities this prospectus describes in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

SYSCO CORPORATION

Sysco, together with its subsidiaries and divisions, is the largest foodservice marketing and distribution organization in North America, with operations located throughout the United States and Canada. We provide food and related products and services to over 400,000 customers, including:

•	restaurants;

•	healthcare and educational facilities;

•	lodging establishments; and

•	other foodservice customers.

Since Sysco’s formation in 1969, annual sales have grown from approximately $115 million to over $37 billion in fiscal 2008, both through internal expansion of existing operations and acquisitions. Our operations include:

•	broadline companies;

•	specialty produce companies;

•	custom-cut meat companies;

•	distribution of lodging industry products;

•	SYGMA, our chain restaurant distribution subsidiary; and

•	a company that distributes to international customers.

The products we distribute include:

•	a full line of frozen foods, such as meats, fully prepared entrees, fruits, vegetables and desserts;

•	a full line of canned and dry foods;

•	fresh meats;

•	imported specialties; and

•	fresh produce.

We also supply a wide variety of non-food items, including:

•	paper products, such as disposable napkins, plates and cups;

•	tableware, such as china and silverware;

•	cookware, such as pots, pans and utensils;

•	restaurant and kitchen equipment and supplies; and

•	cleaning supplies.

Our operating companies distribute both nationally branded merchandise and products packaged as Sysco private brands.

Sysco is a Delaware corporation, incorporated in 1969, and our principal executive offices are located at 1390 Enclave Parkway, Houston, Texas 77077-2099. Our telephone number is (281) 584-1390.

THE OFFERING

We may issue from time to time one or more series of debt securities. We will offer debt securities to the public using this prospectus on terms determined by market conditions. We may issue debt securities in registered form without coupons or in bearer form with or without coupons attached. We may issue debt securities that are denominated and/or payable in U.S. dollars, foreign currency or currency units.

The applicable prospectus supplement will set forth the ranking of the debt offered under it as senior or subordinated and the specific terms of the debt securities, including:

•	specific designation and aggregate principal amount;

•	purchase price and maturity;

•	interest rate or manner of calculation thereof and time of payment of interest, if any;

•	redemption provisions, if any;

•	listing, if any, on a securities exchange; and

•	any other specific terms of such debt securities.

RISK FACTORS

You should consider carefully the risk factors identified in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended June 28, 2008, as well as any risk factors we may describe in any subsequent periodic reports or information we file with the SEC, or in any prospectus supplement, before making an investment in the notes.

FORWARD LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus contains “forward-looking statements,” as defined under U.S. securities laws, that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “could” and “continue” or similar words. You should read statements that contain these words carefully for the following reasons:

•	the statements discuss our future expectations;

•	the statements contain projections of our future results of operations or of our financial condition; and

•	the statements state other “forward-looking” information.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or over which we have no control. The discussion of risk factors incorporated by reference into this prospectus, as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of any of the events described in those risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include additions to working capital, capital expenditures, acquisitions, stock repurchases and repayment of indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Sysco’s ratio of earnings to fixed charges for the five fiscal years ended June 28, 2008 and the twenty-six week period ended December 27, 2008 are set forth below:

Twenty-Six
Weeks
	Ended	Fiscal Year Ended
	December 27,	June 28,	June 30,	July 1,	July 2,	July 3,
	2008	2008	2007(2)	2006(2)(3)	2005(2)	2004(2)(4)

Ratio of earnings to fixed charges(1)	14.4x	13.6x	13.2x	11.2x	15.8x	15.8x

(1)	For the purpose of calculating this ratio, “earnings” consist of earnings before income taxes and fixed charges (exclusive of interest capitalized). “Fixed charges” consist of interest expense, capitalized interest and the estimated interest portion of rents.

(2)	The ratios shown in this table are not comparable to ratios disclosed in previous filings with the Securities and Exchange Commission due to a change in our method of estimating the interest portion of rents, one of the inputs used in deriving the ratio of earnings to fixed charges.

(3)	We adopted the provisions of SFAS 123(R), “Share-Based Payment” effective at the beginning of fiscal year 2006. As a result, the results of operations include incremental share-based compensation cost over what would have been recorded had we continued to account for share-based compensation under APB No. 25, “Accounting for Stock Issued to Employees.”

(4)	The fiscal year ended July 3, 2004 was a 53-week year.

DESCRIPTION OF DEBT SECURITIES

The debt securities to be offered will constitute either senior or subordinated debt of Sysco and will be issued, in the case of senior debt, under a Senior Debt Indenture (the “Senior Debt Indenture”), as it may be amended and supplemented from time to time, between Sysco and the Bank of New York Trust Company, N.A., as successor Trustee, and, in the case of subordinated debt, under a Subordinated Debt Indenture (the “Subordinated Debt Indenture”), as it may be amended and supplemented from time to time, between Sysco and the trustee to be named in any prospectus supplements relating to subordinated debt. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an “Indenture” and collectively as the “Indentures.” The Bank of New York Trust Company, N.A. and the trustee to be named in the prospectus supplements relating to subordinated debt, if any, are hereinafter referred to individually as a “Trustee” and collectively as the “Trustees.” The Senior Debt Indenture and form of Subordinated Debt Indenture are included as exhibits to the Registration Statement of which this prospectus is a part (the “Registration Statement”). The following summaries of certain provisions of the Indentures and the debt securities do not purport to be complete, and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the debt securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and certain covenants. See “Senior Debt” and “Subordinated Debt.”

General

The Indentures do not limit the amount of additional indebtedness we or any of our subsidiaries may incur. The debt securities will be unsecured senior or subordinated obligations of Sysco.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Reference is made to the prospectus supplement for the following terms of and information relating to the debt securities of any series (to the extent such terms are applicable):

•	the classification as senior or subordinated debt securities, the specific designation, aggregate principal amount and purchase price;

•	the currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, will or may be payable;

•	the date or dates of maturity;

•	any redemption, repayment or sinking fund provisions;

•	the interest rate or rates, if any, the dates on which any such interest will be payable and the regular record dates for such interest payments (or the method by which such rate or rates or dates will be determined);

•	the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on such debt securities may be calculated, and any currencies, commodities or indices, or value, rate or price, relevant to such calculation;

•	the place or places where the principal, premium, if any, and interest, if any, on such debt securities will be payable;

•	whether such debt securities will be issuable in registered form, without coupons, or bearer form, with or without coupons (“bearer securities”) or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

•	whether such debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global debt securities and if so, the identity of the depositary, if any, for such global debt securities;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;

•	if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

•	if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

•	any terms on which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of Sysco or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

•	any applicable United States federal income tax consequences, including whether and under what circumstances we will pay additional amounts on such debt securities held by a person who is not a U.S. person (as defined in the prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	the terms and conditions upon which and the manner in which such debt securities may be defeased or discharged if different from the defeasance provisions described below; and

•	any other specific terms of such debt securities, including any additional or different events of default or covenants provided for with respect to such debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable Indenture. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer securities (except when held in temporary global form) and the coupons, if any, appertaining thereto (except when attached to temporary global securities) will be transferable by delivery.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under the applicable Indenture as security registrar for the debt securities we issue in registered form under that Indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent. Sysco or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest, or interest at a rate that at the time of issuance is below the prevailing market rate, will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities (or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) are described in the relevant prospectus supplement.

Debt securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more currencies, commodities, indices or other factors. Holders of such debt securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on such dates of the applicable currency, commodity, index or other factor. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, commodities, indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the prospectus supplement, and except as set forth below under “Merger or Consolidation,” the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event of a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Global Securities

Registered Global Securities.  The registered debt securities of a series may be issued in the form of one or more fully registered global securities (a “Registered Global Security”) that will be deposited with (and registered in the name of) a depositary (a “Depositary”) identified in the prospectus supplement relating to such series (or a nominee of the Depositary). Unless and until it is exchanged in whole for debt securities in “definitive” form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (A security held in “definitive” form is a certificated security other than a Global Security, meaning that it is not registered in the name of and held by a Depositary, and it is therefore not subject to the transfer restriction described immediately above.)

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a Registered Global Security will be described in the prospectus supplement relating to such series. We anticipate that provisions substantially similar to the following will apply to all depositary arrangements. However, the operations and procedures of depositaries are solely within their control and are subject to changes by them. We do not take any responsibility for those operations and procedures. Thus, investors receiving interests in a Registered Global Security would need to contact the depositary or the participants in the depositary through which the investors hold their interests in order to discuss these matters.

A depositary (such as, for example, the Depository Trust Company, or “DTC”) is generally an entity created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. Participants generally include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to a depositary’s system may also be available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant of the depositary, either directly or indirectly, and these entities are referred to as “indirect participants.”

Therefore, ownership of beneficial interests in a Registered Global Security would be limited to persons that are participants in (i.e., persons who have accounts with) the Depositary and persons that hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by such Registered Global Security beneficially owned by or through such participants. The accounts to be credited initially will be designated by any dealers, underwriters or agents participating in the distribution of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states (and countries other than the United States) may require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons would be limited to that extent. Because a depositary can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a Global Security to pledge such interests to persons or entities that do not participate in the depositary’s system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, we will consider the Depositary or its nominee, as the case may be, the sole owner and holder of the debt securities represented by the Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the debt securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders thereof under such Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security (and, if such person is not a participant, on the procedures of the participant through which such person owns its interest) to exercise any rights of a holder under such Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security generally either (i) authorizes the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action, or (ii) otherwise acts upon the instructions of beneficial owners holding through them.

Payments of principal, premium, if any, and interest, if any, on debt securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. Neither Sysco, the Trustee, nor any of their agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary for any debt securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be the responsibility of such participants and will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers or registered in “street name.”

If the Depositary for any debt securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary (including its loss of eligibility to so serve because it is no longer a clearing agency registered under the Exchange Act), and we do not appoint a successor Depositary which is registered as a clearing agency under the Exchange Act within 90 days, we will issue such debt securities in definitive form in exchange for such Registered Global Security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more Registered Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such debt securities. Any debt securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

Global Securities for Bearer Instruments.  Debt securities of a series intended to trade in bearer form (referred to elsewhere herein as bearer securities) may also be represented by one or more Global Securities that will be deposited with a common depositary or with a nominee for such depositary, in either case as identified in the prospectus supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of bearer debt securities to be represented by a Global Security will be described in the prospectus supplement relating to such series.

Senior Debt

The debt securities (and, in the case of bearer securities, any coupons appertaining thereto) issued under the Senior Debt Indenture (referred to herein as the “senior debt securities”) will rank pari passu with all of our other debt which is a) unsecured and unsubordinated debt and b) senior to the subordinated debt securities described below under “Subordinated Debt.” We have issued the following currently outstanding senior debt securities under the Senior Debt Indenture prior to the date of this prospectus:

•	$250,000,000 of 4.2% Senior Notes due February 12, 2013;

•	$200,000,000 of 4.6% Senior Notes due March 15, 2014;

•	$500,000,000 of 5.25% Senior Notes due February 12, 2018;

•	$50,000,000 of 7.16% Debentures due April 15, 2027;

•	$225,000,000 of 6.5% Debentures due August 1, 2028; and

•	$500,000,000 of 5.375% Senior Notes due September 21, 2035.

One of our wholly owned subsidiaries has issued $200,000,000 of 6.10% Senior Notes, due June 1, 2012, which are wholly and unconditionally guaranteed by us, under a separate indenture. Our obligations under those guarantees rank equally as to payment with all of our other debt. See “Description of the Notes” of the prospectus supplement for information regarding any additional debt securities issued after the date of this prospectus.

The indentures contain certain restrictive covenants that apply, or may apply, to us and our Subsidiaries (as defined below). The covenants described below under “Limitations on Liens” and “Limitations on Sale and Lease-Back Transactions” will not apply to a series of debt securities unless we specifically so provide in the applicable prospectus supplement.

You should read carefully the applicable prospectus supplement for the particular provisions of the series of debt securities being offered, including any additional restrictive covenants or Events of Default that may be included in the terms of such debt securities.

Limitations on Liens.  We covenant in the Senior Debt Indenture that we will not (nor will we permit any Subsidiary to) issue, incur, create, assume or guarantee any debt for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments) secured by a mortgage, security interest, pledge, lien, charge or other encumbrance (“mortgage”) upon any Principal Property or upon any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt, or the grant of such mortgage, that the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Subsidiary ranking equally with the senior debt securities) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following: (a) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Subsidiary, provided that such mortgages or liens are not incurred in anticipation of such corporation’s becoming a Subsidiary; (b) mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by us or a Subsidiary, or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness or other assets to secure any debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) mortgages to secure indebtedness owing to us or to a Subsidiary; (d) mortgages existing at the date of the initial issuance of any senior debt securities then outstanding; (e) mortgages on property of a person existing at the time such person is merged into or consolidated with Sysco or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or a Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a), (b), (d), (e) or (f); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement. Any mortgages permitted by any of the foregoing clauses (a) through (g) shall not extend to or cover any other Principal Property of ours or of one of our Subsidiaries, or any shares of stock or indebtedness of any such Subsidiary, subject to the foregoing limitations, other than the property, including improvements thereto, stock or indebtedness specified in such clauses. (Senior Debt Indenture Section 3.7).

Notwithstanding the restrictions in the preceding paragraph, we or any Subsidiary of ours may issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the senior debt securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 20% of Sysco’s Consolidated Net Tangible Assets. (Senior Debt Indenture Section 3.7).

Limitations on Sale and Lease-Back Transactions.  We also covenant in the Senior Debt Indenture that we will not, nor will we permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between us and one of our Subsidiaries, or between Subsidiaries, unless: (a) we or such Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the senior debt securities, pursuant to the limitation on liens described above; or (b) the proceeds of such transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) (i) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of Sysco or a Subsidiary (other than debt that is subordinated to the senior debt securities or debt to us or a Subsidiary) that matures more than 12 months after its creation or (ii) the purchase, construction or development of other comparable property. (Senior Debt Indenture Section 3.8).

Certain Definitions

As used in the indentures and this prospectus, the following definitions apply:

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any property is defined in the Senior Debt Indenture to mean, at the time of determination, the lesser of: (a) the fair market value of such property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities then outstanding under the Senior Debt Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” is defined in the Senior Debt Indenture to mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and of obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

“Principal Property” is defined in the Senior Debt Indenture to mean the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant, any manufacturing, distribution or research facility or any self-serve center (in each case, whether now owned or hereafter acquired) which is owned or leased by us or any Subsidiary and is located within the United States of America or Canada unless our Board of Directors has determined in good faith that such office, plant facility or center is not of material importance to the total business conducted by us and our Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Sale and Lease-Back Transaction” is defined in the Senior Debt Indenture to mean any arrangement with any person providing for the leasing by us or any Subsidiary of any Principal Property which property has been or is to be sold or transferred by us or such Subsidiary to such person.

“Subsidiary” is defined in the Senior Debt Indenture to mean any corporation in which we and/or one or more of our Subsidiaries together own voting stock having the power to elect a majority of the board of directors of such corporation, directly or indirectly. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Senior Debt Indenture Section 1.1).

Subordinated Debt

The debt securities (and, in the case of bearer securities, any coupons appertaining thereto) issued under the Subordinated Debt Indenture (referred to herein as the subordinated debt securities) will rank junior to “Senior Indebtedness” (as such term is defined in the Subordinated Debt Indenture). The payment of the principal, premium, if any, and interest on the subordinated debt securities is subordinated and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to the prior payment in full of all “Senior Indebtedness,” as explained below. The senior debt securities previously issued under the Senior Debt Indenture prior to the date of this prospectus are listed above under “Senior Debt”.

No Payment If Senior Indebtedness In Default.  No payment (including the making of any deposit in trust with the Trustee in accordance with Section 10.1 of the Subordinated Debt Indenture) on account of principal, premium, if any, or interest on any subordinated debt securities (nor any payment to acquire any of the subordinated debt securities for cash or property) may be made if, at the time of such payment or immediately after giving effect thereto, either of the following is true:

•	there exists a default in the payment of the principal, premium, if any, or interest with respect to any Senior Indebtedness, when due and payable, whether at maturity, upon redemption, by declaration or otherwise; or

•	during certain “blockage periods” based on a non-monetary default with respect to Senior Indebtedness. A blockage period begins when holders of any Senior Indebtedness give written notice of certain types of events of default with respect to the Senior Indebtedness to the Trustee and us. The event of default must not be a default in the payment of principal, premium (if any), or interest, and it must permit the holders of the Senior Indebtedness to accelerate the maturity of the Senior Indebtedness. A blockage period will last 180 days, except that it will end earlier if the event of default has been cured or waived, or if the holders of the Senior Indebtedness send a notice to the Trustee and us terminating the blockage period.

The Trustee may still make payments on subordinated debt securities during a blockage period, if the payments are made from monies or securities previously deposited with the Trustee pursuant to the terms of Section 10.1 of the Subordinated Debt Indenture, so long as at the time such deposit was made (and immediately after giving effect thereto) the above conditions did not exist.

Once the blockage period expires, we will be obligated to promptly pay to subordinated debt holders all sums not paid during the blockage period. Only one such blockage period may be commenced within any 360 consecutive days. In addition, where an event of default exists on the day a blockage period is commenced, that event of default cannot be made the basis for a second blockage period until the earlier default was cured or waived for a period of at least 90 consecutive days.

(Subordinated Debt Indenture, Section 13.2).

Priority of Senior Indebtedness.  The holders of Senior Indebtedness will be entitled to require payment in full of all principal, premium (if any), and interest on the Senior Indebtedness before subordinated debt holders may receive any payment of principal, premium (if any), or interest on the subordinated debt securities, or any payment to acquire any of the subordinated debt securities, upon any of the following events:

•	insolvency, bankruptcy proceedings, receivership, liquidation or reorganization of Sysco under Federal or state law, or similar proceedings, relative to Sysco or its creditors, or its property;

•	voluntary liquidation, dissolution or winding up of Sysco;

•	an assignment for the benefit of creditors or any other marshalling of assets of Sysco (whether or not involving insolvency or bankruptcy); or

•	a declaration that any subordinated debt security is due and payable before its expressed maturity because of the occurrence of an Event of Default under the Subordinated Debt Indenture (see “Events of Default” below).

However, the Trustee may nonetheless make payments on a subordinated debt security under such circumstances if the payment is made from monies or securities previously deposited with the Trustee pursuant to the terms of Section 10.1 of the Subordinated Debt Indenture, so long as at the time such deposit was made (or immediately after giving effect thereto) the above conditions did not exist. (Subordinated Debt Indenture, Section 13.3).

Under the Subordinated Debt Indenture, the term “Senior Indebtedness” means (a) all indebtedness and obligations of Sysco existing on the date of the Subordinated Debt Indenture or created, incurred or assumed thereafter, and which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any assets or services of any kind; (iv) are obligations as lessee under any lease of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations with respect to letters of credit or other similar instruments; (vi) are obligations under interest rate, currency or other indexed exchange agreements, agreements for caps or floors on interest rates, foreign exchange agreements or any other similar agreements; (vii) are obligations under any guaranty, endorsement or other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness or obligations of other persons of the types referred to in clauses (i) through (vi) above (other than endorsements for collection or deposits in the ordinary course of business); or (viii) are obligations of other persons of the type referred to in clauses (i) through (vii) above secured by a lien to which any of our properties or assets are subject, whether or not the obligations secured thereby shall have been issued by us or shall otherwise be our legal liability; and (b) any deferrals, renewals, amendments, modifications, refundings or extensions of any such indebtedness or obligations of the types referred to above. However, notwithstanding the foregoing, Senior Indebtedness does not include (1) any indebtedness of Sysco to any of our subsidiaries, (2) any indebtedness or obligation of Sysco which by its express terms is stated to be not superior in the right of payment to the subordinated debt securities or to rank pari passu with, or to be subordinated to, the subordinated debt securities, or (3) any indebtedness or obligation incurred by us in connection with the purchase of any assets or services in the ordinary course of business and which constitutes a trade payable or account payable. (Subordinated Debt Indenture, Section 1.1).

By reason of such subordination, in the event of insolvency, holders of subordinated debt securities who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the applicable prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

Merger or Consolidation

Each of the Indentures provides that we may merge or consolidate with any other person or persons (whether or not affiliated with us), and we may sell, convey, transfer or lease all or substantially all of our property to any other person or persons (whether or not affiliated with us), so long as we meet the following conditions:

1. Either (a) the transaction is a merger or consolidation, and Sysco is the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease substantially all of our property) is a corporation organized under the laws of the United States or any state thereof and expressly assumes, by supplemental indenture satisfactory to the Trustee, all of our obligations under the Indenture and the relevant debt securities and coupons; and

2. Immediately after giving effect to the transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing with respect to any series of debt security outstanding under the relevant Indenture.

(Senior and Subordinated Debt Indentures, Section 9.1).

In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume all of our obligations under the Indenture and automatically be substituted for us in the Indenture and as issuer of the debt securities. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), Sysco will be discharged from all obligations and covenants under the Indenture and all debt securities issued thereunder and may be liquidated and dissolved. (Senior and Subordinated Debt Indentures, Section 9.2).

Events of Default

An Event of Default is defined under each Indenture with respect to debt securities of any series issued under such Indenture as being: (a) default in payment of any principal of or premium, if any, on the debt securities of such series, either at maturity, upon any redemption, by declaration or otherwise (including a default in the deposit of any sinking fund payment with respect to the debt securities of such series when and as due); (b) default for 30 days in payment of any interest on any debt securities of such series; (c) default for 90 days after written notice (given by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of all series affected by the default) in the observance or performance of any other covenant or agreement in respect of the debt securities of such series or such Indenture other than a covenant or agreement which is not applicable to the debt securities of such series, or a covenant or agreement with respect to which more particular provision is made; (d) certain events of bankruptcy, insolvency or reorganization; or (e) any other Event of Default provided in the supplemental indenture under which such series of debt securities is issued, or in the form of debt security for such series. (Senior and Subordinated Debt Indentures, Section 5.1).

Under each Indenture, if an Event of Default occurs and is continuing with respect to a series, then either the Trustee or the holders of 25% or more in principal amount of the outstanding debt securities of the affected series (voting as a single class) may declare the principal (or such portion thereof as may be specified in the terms thereof) of all debt securities of all affected series (plus any interest accrued thereon) to be due and payable immediately (unless the principal of such series has already become due and payable). However, upon certain conditions, such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such debt securities) by the holders of a majority in principal amount of the outstanding debt securities of all such affected series (treated as one class). If an Event of Default due to certain events of bankruptcy, insolvency or reorganization shall occur, the principal (or such portion thereof as may be specified in the terms thereof) of and interest accrued on all debt securities then outstanding shall become due and payable immediately, without action by the Trustees or the holders of any such debt securities. (Senior and Subordinated Debt Indentures, Sections 5.1 and 5.10).

Each Indenture requires the Trustee to give notice, within 90 days after the occurrence of default with respect to the securities of any series, of all defaults with respect to that series known to the Trustee (i) if any unregistered securities of that series are then outstanding, to the holders thereof, by publication at least once in a newspaper in New York and London and (ii) to all holders of registered securities of such series by way of mail, unless in each case such defaults have been cured before mailing or publication. Except in the case of default in the payment of the principal of or interest on any of the securities of such series, or in the payment of any sinking fund installment on such series, the Trustee will be protected in withholding such notice if and so long as the Trustee’s board of directors, the Trustee’s executive committee or a trust committee of directors or trustees and/or responsible officers of the Trustee in good faith determines that the withholding of such notice is in the best interests of the holders of such series. (Senior and Subordinated Debt Indentures, Section 5.11)

Each Indenture entitles the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders. (Senior and Subordinated Debt Indentures, Sections 5.6 and 6.2). Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under such Indenture (treated as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series. (Senior and Subordinated Debt Indentures, Section 5.9). The Indenture does not require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there are reasonable grounds for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it. (Senior and Subordinated Debt Indentures, Section 6.1).

Each Indenture provides that no holder of debt securities of any series or of any coupon issued under such Indenture may institute any action against Sysco under such Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless (1) such holder previously shall have given to the Trustee written notice of default and continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under such Indenture (treated as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, (3) the Trustee shall not have instituted such action within 60 days of such request, and (4) the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under such Indenture (treated as one class). (Senior and Subordinated Debt Indentures, Sections 5.6 and 5.9).

Each Indenture contains a covenant that we will file annually with the Trustee a certificate stating whether or not we are in compliance (without regard to grace periods or notice requirements) with all conditions and covenants of the Indenture and, if we are not in compliance, describing the nature and status of the non-compliance. (Senior and Subordinated Debt Indentures, Section 3.5).

Defeasance

Each Indenture provides that we may defease and be discharged from any and all obligations (except as described below) with respect to the debt securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, as trust funds, money or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on such debt securities. Such defeasance does not apply to obligations related to the following (the “Surviving Obligations”):

•	registration of the transfer or exchange of the debt securities of such series and of coupons appertaining thereto;

•	Issuer’s right to optional redemption, if any;

•	substitution of mutilated, destroyed, lost or stolen debt securities of such series or coupons appertaining thereto;

•	maintenance of an office or agency in respect of the debt securities of such series;

•	receipt of payment of principal and interest on the stated due dates (but any rights of holders to force redemption of the debt securities does not survive);

•	rights, obligations, duties and immunities of the Trustee; and

•	rights of Holders as beneficiaries of any trust created as described above for purposes of the defeasance.

In addition, each Indenture provides that with respect to each series of debt securities issued under such Indenture, even if the debt securities will not become due and payable within one year, we may elect either (a) to defease and be discharged from all obligations with respect to the debt securities of such series (except for the Surviving Obligations) or (b) to be released from only the restrictions described under “Senior Debt,” if applicable, and “Merger or Consolidation” and, to the extent specified in connection with the issuance of such series of debt securities, other covenants applicable to such series of debt securities, by meeting certain conditions. Those conditions include depositing with the Trustee (or other qualifying trustee), in trust for such purpose, money (or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money) in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on the debt securities of such series. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. Such opinion, in the case of a defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of such Indenture.

In the event of any defeasance of any series of subordinated debt securities issued thereunder, the Subordinated Debt Indenture provides that holders of all outstanding Senior Indebtedness will receive written notice of such defeasance. (Senior and Subordinated Debt Indentures, Section 10.1).

The foregoing provisions relating to defeasance may be modified in connection with the issuance of any series of debt securities, and any such modification will be described in the applicable prospectus supplement.

Modification of the Indentures

Under each of the Indentures, we may enter into supplemental indentures with the Trustee without the consent of the holders of debt securities in order to accomplish any of the following: (a) secure any debt securities, (b) evidence the assumption by a successor corporation of our obligations, (c) add covenants or Events of Default for the protection of the holders of any debt securities, (d) cure any ambiguity or correct any inconsistency in such Indenture or add any other provision which shall not adversely affect the interests of the holders of the debt securities, (e) establish the forms or terms of debt securities of any series or of the coupons appertaining to such debt securities, and (f) evidence the acceptance of appointment by a successor trustee. (Senior and Subordinated Debt Indentures, Section 8.1).

Each Indenture also contains provisions permitting the Trustee and us, with the consent of the holders of not less than a majority in principal amount of the debt securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the debt securities of each series so affected. However, we may not do any of the following without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security, or reduce the principal amount thereof,

•	reduce the rate (or alter the method of computation) of interest thereon or extend the time for payment thereof,

•	reduce (or alter the method of computation of) any amount payable on redemption or repayment thereof or extend the time for payment thereof,

•	change the currency in which the principal thereof, premium, if any, or interest thereon is payable,

•	reduce the amount payable upon acceleration,

•	alter certain provisions of the Indenture relating to the debt securities issued thereunder not denominated in U.S. dollars,

•	impair or affect the right to institute suit for the enforcement of any payment on any debt security when due,

•	if the debt securities provide therefor, impair or affect any right of repayment at the option of the holder of such debt securities, or

•	reduce the percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any of the foregoing modifications.

(Senior and Subordinated Debt Indentures, Section 8.2).

In addition, the Subordinated Debt Indenture provides that it may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of Senior Indebtedness then outstanding whose rights would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6).

Governing Law

Each of the Indentures provides that it and the debt securities issued thereunder shall be deemed to be a contract under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that if an event of default occurs and is continuing, the Trustee must use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will become obligated to exercise any of its powers under the applicable Indenture at the request of any of the holders of any debt securities only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

The Trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

The Bank of New York Trust Company, N.A., the Trustee under the Senior Debt Indenture, is an affiliate of one of a number of banks with which we maintain ordinary banking relationships, for which they receive customary fees.

Paying and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby in four ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We may sell the debt securities directly. In that event, no underwriters or agents would be involved. Offers to purchase debt securities may be solicited by agents designated by us from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any debt securities will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to such debt securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. We may agree to indemnify any such agents against certain liabilities, including liabilities under the Securities Act. Such agents might also be customers of ours, or otherwise engage in transactions with or perform services for us in the ordinary course of business.

We might conduct an offering of debt securities through underwriters (by entry into an underwriting agreement) from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we do so, we will name the underwriters and describe the terms of our sale of the securities to them in the prospectus supplement relating to such debt securities, which will be used by the underwriters to make resales of such debt securities. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We might agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. Such underwriters might also be customers of ours, or otherwise engage in transactions with or perform services for us in the ordinary course of business.

We might conduct an offering of debt securities through dealers from time to time. If we do so, we would sell such debt securities to the dealer, who may be deemed to be an underwriter as that term is defined in the Securities Act, as principal. The dealer might then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. We might agree to indemnify the dealers against certain liabilities, including liabilities under the Securities Act. Such dealers might also be customers of ours, or otherwise engage in transactions with or perform services for us in the ordinary course of business.

We might also authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase debt securities from us at a particular public offering price pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on a particular date or dates. If we do so, we will describe such Contracts in the relevant prospectus supplement, including the price and date or prices and dates provided by such Contracts. Contracts may be entered into for a variety of reasons, including (without limitation) the need to assemble a pool of collateral, the need to match a refunding date or interest coupon date, or to meet the business needs of the purchaser. Each Contract will be for an amount not less than, and the aggregate principal amount of debt securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that (i) the purchase by a purchaser of the debt securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject and (ii) we shall have sold, and delivery shall have taken place to the underwriters named in the prospectus supplement, such part of the debt securities as is to be sold to them. The prospectus supplement will set forth the commission payable to agents, underwriters or dealers soliciting purchases of debt securities pursuant to Contracts accepted by us. The underwriters and such agents or dealers will not have any responsibility in respect of the validity or performance of Contracts.

Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

In connection with an offering of debt securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market prices of the debt securities offered hereby or our other securities at levels above those which might otherwise prevail in the open market. They may effect such transactions on an exchange or in the over-the-counter market. If the underwriters commence such stabilizing, it may be discontinued at any time.

LEGAL MATTERS

The validity of the debt securities is being passed upon for Sysco by Arnall Golden Gregory LLP, Atlanta, Georgia. Jonathan Golden, the sole stockholder of Jonathan Golden P.C. (a partner of Arnall Golden Gregory LLP), is a director of Sysco. As of February 19, 2009, attorneys with Arnall Golden Gregory LLP involved in the preparation of this prospectus, and the registration statement of which it is a part, beneficially owned an aggregate of approximately 72,506 shares of Sysco’s common stock.

Certain legal matters relating to offerings of debt securities will be passed upon on behalf of the applicable dealers, underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Sysco appearing in Sysco’s Annual Report on Form 10-K for the year ended June 28, 2008, and the effectiveness of our internal control over financial reporting as of June 28, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Sysco that is included in its Forms 10-Q for the quarters ended September 27, 2008 and December 27, 2008, incorporated herein by reference, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated November 3, 2008 and February 2, 2009, included in Sysco’s Quarterly Reports on Form 10-Q for the quarters ended September 27, 2008 and December 27, 2008, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because those reports are not “reports,” or a “part” of the Registration Statement, prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

Sysco files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Sysco’s SEC filings made via the EDGAR system, including periodic and current reports, proxy statements, and other information regarding Sysco are also available to the public at the SEC’s web site at http://www.sec.gov., and are also available on Sysco’s website, www.sysco.com.

The SEC allows Sysco to “incorporate by reference” information we file with the SEC, which means that Sysco can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information contained in this prospectus.

The following documents filed by Sysco (File No. 1-06544) with the SEC are incorporated by reference in and made a part of this prospectus:

•	Sysco’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008;

•	Sysco’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2008;

•	Sysco’s Quarterly Report on Form 10-Q for the quarter ended December 27, 2008;

•	Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2008;

•	Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2008;

•	Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2008;

•	Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008;

•	Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2009; and

•	Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2009.

We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering. These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC.

You may obtain a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus or in a document incorporated by reference herein, at no cost, by writing or telephoning:

Sysco Corporation
Michael C. Nichols, Secretary
1390 Enclave Parkway
Houston, Texas 77077-2099
Telephone: (281) 584-1390

$500,000,000

SYSCO CORPORATION

$250,000,000 5.375% Senior Notes Due 2019
$250,000,000 6.625% Senior Notes Due 2039

Joint Book-Running Managers

Goldman, Sachs & Co.

Banc of America Securities LLC

Senior Co-Managers

Barclays Capital
Mitsubishi UFJ Securities
TD Securities
Wachovia Securities

Co-Managers

BB&T Capital Markets
BNY Capital Markets, Inc.
Comerica Securities
PNC Capital Markets LLC
The Williams Capital Group, L.P.